Exhibit 99.2

ROMEO POWER, INC.

Condensed Consolidated Balance Sheet

As of September 30, 2022 (Unaudited)

(In thousands, except share and per share data)

Assets
Current assets
Cash and cash equivalents	$4,326
Accounts receivable, net of allowance for expected credit loss of $3 (1)	17,574
Inventories, net	46,327
Prepaid inventories	299
Prepaid expenses and other current assets	3,932

Total current assets	72,458
Restricted cash	1,500
Property, plant and equipment, net	12,896
Equity method investments	10,000
Operating lease right-of-use assets	21,987
Finance lease right-of-use assets	4,054
Deferred assets	5,018
Prepayment - long-term supply agreement	64,703
Insurance receivable	6,000
Other noncurrent assets	1,958

Total assets	$200,574

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$14,889
Accrued expenses (1)	13,312
Contract liabilities	521
Operating lease liabilities, current	772
Finance lease liabilities, current	1,189
Short-term debt (1) (Note 12)	10,000
Other current liabilities	641

Total current liabilities	41,324
Private placement warrants	11
Operating lease liabilities, net of current portion	22,340
Finance lease liabilities, net of current portion	2,054
Legal settlement payable	6,000

Total liabilities	71,729

Commitments and contingencies (Note 16)
Stockholders’ equity
Common stock ($0.0001 par value, 250,000,000 shares authorized, 186,080,462 shares issued and outstanding	19
Additional paid-in capital	505,331
Accumulated other comprehensive loss	—
Accumulated deficit	(376,505)

Total stockholders’ equity	128,845

Total liabilities and stockholders’ equity	$200,574

(1)

Balances included amounts related to Nikola Corporation, Inc. (“Nikola”), a major customer which acquired our Company on October 14, 2022 (See Note 17 Subsequent Events for further information). As of September 30, 2022, such amounts were $16.8 million in accounts receivable, $10.0 million in short-term debt principle and $0.1 million in accrued interest.

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROMEO POWER, INC.

Condensed Consolidated Statement of Operations and Comprehensive Loss

For The Nine Months Ended September 30, 2022 (Unaudited)

(In thousands, except share and per share data)

Revenues:
Product revenues	$38,744
Service revenues	288

Total revenues (1) (2)	39,032

Cost of revenues:
Product cost	81,720
Service cost	232

Total cost of revenues	81,952

Gross loss	(42,920)
Operating expenses:
Research and development	18,504
Selling, general and administrative	61,077
Long-lived assets impairment charge	22,300
Acquisition of in-process research and development	35,402

Total operating expenses	137,283

Operating loss	(180,203)
Interest expense	(178)
Change in fair value of private placement warrants	1,515
Equity method investment impairment charge	(25,000)
Investment loss, net	(825)
Other expense	(7)

Loss before income taxes and loss in equity method investments	(204,698)
Loss in equity method investments	(271)
Provision for income taxes	—

Net loss	(204,969)

Other comprehensive income
Available-for-sale debt investments:
Change in net unrealized losses, net of income taxes	(734)
Net losses reclassified to earnings, net of income taxes	1,100

Total other comprehensive income, net of income taxes	366

Comprehensive loss	$(204,603)

Net loss per share
Basic	$(1.28)
Diluted	$(1.28)
Weighted average number of shares outstanding
Basic	160,643,218
Diluted	160,643,218

(1)	Total revenues included related party revenues of $0.2 million for the nine months ended September 30, 2022. See Note 15 – Transactions with Related Parties.
(2)

Total revenues included revenues from Nikola, a major customer which acquired our Company on October 14, 2022 (See Note 17 Subsequent Events for further information). Revenues from Nikola were $34.6 million for the nine months ended September 30, 2022.

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROMEO POWER, INC.

Condensed Consolidated Quarterly Statement of Changes in Stockholders’ Equity

For The Nine Months Ended September 30, 2022 (Unaudited)

(In thousands, except share data)

	Common Stock		APIC	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount
Balance—December 31, 2021	134,458,439	$13	$451,040	$(366)	$(171,536)	$279,151
Issuance of common stock	417,543	—	7	—	—	7
Issuance of common stock under SEPA agreement, net of stock purchase discount (Note 1)	16,683,308	2	24,998	—	—	25,000
Issuance of common stock under ATM agreement, net of costs (Note 1)	34,521,172	4	23,822	—	—	23,826
Settlement on restricted stock tax withholding	—	—	(1)	—	—	(1)
Stock based compensation	—	—	5,465	—	—	5,465
Other comprehensive income	—	—	—	366	—	366
Net loss	—	—	—	—	(204,969)	(204,969)

Balance—September 30, 2022	186,080,462	$19	$505,331	$—	$(376,505)	$128,845

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROMEO POWER, INC.

Condensed Consolidated Statement of Cash Flows

For The Nine Months Ended September 30, 2022 (Unaudited)

(In thousands)

Cash flows from operating activities:
Net loss	$(204,969)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,740
Amortization of investment premium paid	233
Allowance for expected credit loss	3
Loss on sale of available-for-sale investments	1,270
Stock-based compensation	5,465
Inventory provision	5,693
Change in fair value of private placement warrants	(1,515)
Acquisition of in-process research and development (Note 1)	35,402
Long-lived assets impairment charge	22,300
Equity method investment impairment charge	25,000
Loss in equity method investments	271
Non-cash lease expense - operating leases	1,182
Non-cash lease expense - finance leases	526
Changes in operating assets and liabilities:
Accounts receivable	(9,508)
Inventories	(14,895)
Prepaid inventories	2,703
Prepaid and other current assets	1,347
Accounts payable	4,002
Accrued expenses	5,704
Contract liabilities	137
Operating lease liabilities	(416)
Other, net	2,020

Net cash used in operating activities	(115,305)

Cash flows from investing activities:
Proceeds from maturities of investments	1,483
Proceeds from sales of investments	94,689
Asset acquisition, net of cash acquired (Note 15)	(34,035)
Capital expenditures	(24,687)

Net cash provided by (used in) investing activities	37,450

(Continued)

ROMEO POWER, INC.

Condensed Consolidated Statement of Cash Flows

For The Nine Months Ended September 30, 2022 (Unaudited)

(In thousands)

Cash flows from financing activities:
Proceeds from short-term borrowings (1) (Note 12)	10,000
Issuance of common stock under the SEPA, net of stock purchase discount (Note 1)	25,000
Issuance of common stock under the ATM, net of costs (Note 1)	23,826
Exercise of stock options	7
Settlement on restricted stock withholding	(1)
Principal portion of finance lease liabilities	(789)

Net cash provided by financing activities	58,043

Net change in cash, cash equivalents and restricted cash	$(19,812)
Cash, cash equivalents and restricted cash, beginning of period	25,638

Cash, cash equivalents and restricted cash, end of period	$5,826

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
Cash and cash equivalents	$4,326
Restricted cash	1,500

Total cash, cash equivalents and restricted cash	$5,826

Supplemental cash flow information:
Cash paid for interest	$5

Cash paid for income taxes	$—

Supplemental disclosure of non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable and accrued expenses at the end of period	$1,121

Finance lease right-of-use assets obtained in exchange of finance lease liabilities	$528

Write off of equity method investment in the BorgWarner JV (Note 1)	$1,058

(Concluded)

(1)	The proceeds were borrowed from Nikola Corporate, Inc., a major customer which acquired our Company on October 14, 2022 (See Note 17 Subsequent Events for further information).

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Romeo Power, Inc. designs, engineers, and manufactures lithium-ion cylindrical battery packs for EVs and energy storage solutions, with a focus on battery innovation, functionality, energy density, safety, and performance. We are headquartered in Cypress, California.

Unless the context otherwise requires, “Romeo,” the “Company,” “we,” “us,” or “our” refers to the combined company and its subsidiaries following the Business Combination and “Legacy Romeo” refers to Romeo Systems, Inc. (“Romeo Systems”).

Nikola, a major customer of Romeo, entered into an Agreement and Plan of Merger and Reorganization dated July 30, 2022 (the “Merger Agreement”) with Romeo and J Purchaser Corp (“Purchaser”), a wholly-owned subsidiary of Nikola. On October 14, 2022, Nikola completed the acquisition of Romeo. See Note 17 - Subsequent Events for further information.

Acquisition of BorgWarner’s Ownership in the BorgWarner Romeo Power LLC

In May 2019, Legacy Romeo and BorgWarner formed BorgWarner Romeo Power LLC (“the JV” or “BorgWarner JV”). On October 25, 2021, BorgWarner exercised its rights under the JV Agreement to put its ownership interest in the JV to Romeo. Following agreed upon steps related to the put process, Romeo acquired BorgWarner’s 60% ownership interest in the JV pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”) on February 4, 2022 (the “Purchase Agreement Closing Date”). Upon acquiring the additional 60% of the JV, Romeo owned 100% interest of the JV. Romeo subsequently dissolved the JV, effective February 11, 2022, and distributed all of the JV’s assets, including its rights under Romeo’s intellectual property, to Romeo. As a result, Romeo has recaptured all of the rights under its intellectual property that it had previously been licensed to the JV under the Intellectual Property License Agreement (the “IP License”). Consequently, we now have the right to exploit all of our intellectual property in all fields of use and all geographic markets. Further, by dissolving the JV and terminating the IP License, we also assumed full, unilateral control of our R&D budget and related activities.

The Company accounted for the Purchase Agreement as an asset acquisition, as it was determined that the acquired JV did not meet the definition of a business under Accounting Standards Codification (ASC) 805, Business Combinations. The total consideration transferred has been allocated to the non-monetary assets acquired and liabilities assumed based on their relative fair value.

As of December 31, 2021, the carrying value of the non-marketable equity investment was $1.3 million, representing the Company’s contributions to the JV offset by the Company’s share of equity method investee losses, and was presented as equity method investments on the condensed consolidated balance sheet. For the quarter ended March 31, 2022, the JV had no revenue and recorded a net loss of $0.7 million up to the time of the acquisition which was February 4, 2022. The Company reflected its 40% share of the JV’s losses as loss in equity method investments in the condensed consolidated statements of operations through the Purchase Agreement Closing Date.

Prior to the Purchase Agreement Closing Date, the unconsolidated balance sheet of the JV had total assets of $3.0 million, total liabilities of $0.3 million and total equity of $2.7 million.

The following table presents the components of the consideration transferred at the Purchase Agreement Closing Date (in thousands):

Description	Purchase Consideration
Cash transferred	$28,614
Carrying amount of the Company’s equity method investment in the JV	1,057
Transaction costs	8,446

Total	$38,117

The primary asset acquired in the Purchase Agreement constitutes an in-process research and development asset (“IPR&D”). Due to the nature of the other assets acquired and liabilities assumed, the difference between the fair value of the consideration transferred and the fair value of the tangible net assets acquired, the remaining cost was allocated solely to the IPR&D. The Company recorded a charge of $35.4 million to acquired in-process research and development expense in the condensed consolidated statements of operations at the Purchase Agreement Closing Date because the Company determined that the IPR&D asset had no alternative future use that is distinct and different from the Company’s existing research and development.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table presents the components of the purchase allocation (in thousands):

Description	Amount
Total consideration transferred	$38,117
Cash received	(3,025)
Liabilities assumed	310

Acquired IPR&D	$35,402

The Company has elected the accounting policy to present the cash payments for IPR&D assets acquired in an asset acquisition that have no alternative use as investing activities in our condensed consolidated statements of cash flows for the nine months ended September 30, 2022.

Basis of Presentation

The accompanying financial statements include the results of Romeo Power, Inc. and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated and the effect of variable interest entities have been considered in the consolidation.

As of September 30, 2022, we had cash and cash equivalents of $4.3 million. We have recurring losses, which have resulted in an accumulated deficit of $376.5 million as of September 30, 2022.

As further described under Note 17 – Subsequent Events, on October 14, 2022, Nikola completed the acquisition of Romeo. Concurrently with the execution of the Merger Agreement on July 30, 2022, Romeo and Romeo Systems (the “Borrowers”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Nikola as the lender (the “Lender”). The Loan Agreement provides for a liquidity support in the form of a senior secured debt facility (the “Facility”) in an aggregate principal amount of up to $30.0 million. For further information on the Loan Agreement, see Note 12 - Short-Term Debt. As of September 30, 2022, we had $10.0 million borrowings outstanding and $0.1 million of accrued interest under the Loan Agreement.

After October 14, 2022, Nikola has been providing liquidity support to the Company. Management has concluded as of the date of this filing that other alternatives sufficient in amount and timing to fund our ongoing operating losses and cash flow needs are not available. In consideration of these factors, and as a result of continuing anticipated operating cash outflows, capital expenditures, and costs to support future growth, we believe that substantial doubt exists regarding our ability to continue as a going concern on a standalone basis for 12 months from the date of the issuance of our financial statements. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

On February 15, 2022, we entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”), which is an affiliate of Yorkville Advisors. Under terms of the SEPA, we have the right, but not the obligation, to sell up to $350.0 million of common equity to an affiliate of Yorkville Advisors, subject to certain limitations, at the time of our choosing during the two-year term of the agreement. The agreement requires a $1.00 minimum price per share of the Company’s Common Stock for sales under the SEPA to occur, which requirement was not met as of September 30, 2022. During the nine months ended September 30, 2022, we issued 16.7 million shares of Common Stock to Yorkville for cash proceeds of $25.0 million, all of which occurred in the first quarter of 2022, with a portion of the shares issued as non-cash stock purchase discount under the SEPA.

On May 12, 2022, we entered into a Sales Agreement with Cowen and Company, LLC (“Cowen”), with respect to an at-the-market offering program under which the Company may offer and sell, from time to time at its sole discretion, shares of its Common Stock, having an aggregate offering price of up to $200,000,000 (the “ATM”) through Cowen as its sales agent. During the nine months ended September 30, 2022, we issued 34.5 million shares of Common Stock to Cowen for cash proceeds of $23.8 million, net of costs, under the ATM.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Unaudited Interim Financial Information

The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The condensed consolidated financial statements presented herein have not been audited by an independent registered public accounting firm, but include all material adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of our financial position, results of operations and cash flows for the period. These results are not necessarily indicative of results for any other interim period or for the full fiscal year.

The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 1, 2022 (the “2021 Form 10-K”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make certain estimates and assumptions for the reporting periods covered by the financial statements. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent liabilities. Actual amounts could differ from these estimates. The condensed consolidated financial statements have been prepared under the assumption that Romeo will continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In addition to the significant accounting policies disclosed in Note 2 of the notes to consolidated financial statements in Part II, Item 8 of the 2021 Form 10-K, the Company has the following significant accounting policies.

Impairment of Long-Lived Assets—We review the carrying value of our long-lived assets, including property, plant and equipment (“PP&E”) and lease right-of-use (“ROU”) assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We measure recoverability by comparing the carrying amount to the future undiscounted cash flows that the asset or asset group is expected to generate, and consider other factors regarding the Company’s future performance including revenue growth, sales backlog, commercial market size and market share, production capabilities and historical equity market capitalization of the Company. If the asset or asset group is not recoverable, its carrying amount would be adjusted down to its fair value. As of September 30, 2022, the Company identified an indicator of impairment of the long-lived assets. As a result, we evaluated certain of our long-lived assets for impairment and recognized an impairment loss of $22.3 million on the accompanying condensed consolidated statement of operations and comprehensive loss for the nine months ended September 30, 2022. See Note 10 - Fair Value for further information.

Equity Method Investment—We apply the equity method of accounting for investments in which we have significant influence but not a controlling interest. During the three months ended September 30, 2022, we recorded an impairment charge of $25.0 million resulting from a decline in value below the carrying amount of our equity method investment which we determined was other than temporary in nature. As of September 30, 2022, our equity method investment was $10.0 million. See Note 5 - Equity Method Investment for further information.

Derivative Accounting for the SEPA—We issued 16.7 million shares of Common Stock to Yorkville for cash proceeds of $25.0 million with a portion of the shares issued as non-cash stock purchase discount under the SEPA during the three months ended March 31, 2022. The Company has the right, but not the obligation, to sell up to $350 million of Common Stock to Yorkville, subject to certain limitations, at the time of our choosing during the two-year term of the agreement. The Company determined that SEPA represents a derivative financial instrument under ASC 815, Derivatives and Hedging, which should be recorded at fair value at inception and each reporting date thereafter. The financial instrument was classified as a derivative asset with a fair value of zero at the inception of the SEPA and as of September 30, 2022.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Recently Adopted Accounting Pronouncements

In October 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. Under ASU 2021-08, an acquirer must recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. The guidance is effective for interim and annual periods beginning after December 15, 2022, with early adoption permitted. We early adopted ASU 2021-08 on a prospective basis effective January 1, 2022 and the adoption of the new guidance did not have a material impact on our condensed consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06 , Debt - Debt with Conversion and Other Options ( Subtopic 470-20 ) and Derivatives and Hedging - Contracts in an Entity’s Own Equity ( Subtopic 815-40 ): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. In addition, the amendment also simplifies the guidance in ASC Subtopic 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, by removing certain criteria that must be satisfied in order to classify a contract as equity, which is expected to decrease the number of freestanding instruments and embedded derivatives accounted for as assets or liabilities. Finally, the amendment revises the guidance on calculating earnings per share, requiring use of the if-converted method for all convertible instruments and rescinding an entity’s ability to rebut the presumption. ASU 2020-06 may be adopted through either a modified retrospective method of transition or a fully retrospective method of transition. We adopted ASC 2020-06 effective January 1, 2022 and the adoption of the new guidance did not have a material impact on our condensed consolidated financial statements and related disclosures.

Other recently issued accounting updates are either not expected to have a material impact or are not relevant to our condensed consolidated financial statements.

3.	REVENUES

Contract Liabilities

Contract liabilities in the accompanying condensed consolidated balance sheets relate to payments received in advance of satisfying performance obligations under our contracts and are realized when the associated revenue is recognized under the contracts. During the nine months ended September 30, 2022, changes in contract liabilities were as follows (in thousands):

Nine Months Ended September 30, 2022
Beginning balance	$384
Revenues recognized	(256)
Increase due to billings	393

Ending balance	$521

Contract liabilities are earned as services and prototypes are transferred to the customer. The remaining contract liability balance as of September 30, 2022 is expected to be earned and recognized as revenue within the next 12 months.

Disaggregation of Revenues

We earn revenue through the sale of products and services. Product and service lines are the disaggregation of revenues primarily used by management, as this disaggregation allows for the evaluation of market trends, and certain product lines and services vary in recurring versus non-recurring nature. We do not have any material sales outside of North America.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table disaggregates revenues by when control is transferred for the nine months ended September 30, 2022 (in thousands):

Point in time	$38,744
Over time	288

Total	$39,032

4.	INVENTORIES, NET

As of September 30, 2022, inventory consisted of the following (in thousands):

Raw materials	$38,797
Work-in-process	3,390
Finished goods	4,140

Total inventories	$46,327

We provide inventory write downs for slow-moving and obsolete inventory items when the net realizable value of inventory items is less than their carrying value. The Company then evaluates the carrying value of the remaining raw materials inventories based on the market resale value assumption using recent purchase information, supplier quotes or reputable third-party sources for market price. Work in progress is valued at an estimate of cost, including attributable direct labor and overhead, based on stage of completion. During the nine months ended September 30, 2022, we recorded $5.7 million inventory provision in cost of revenues.

5.	EQUITY METHOD INVESTMENTS

BorgWarner Romeo Power LLC

Legacy Romeo and BorgWarner formed the JV on June 28, 2019. Legacy Romeo and BorgWarner received a 40% interest and 60% interest in the JV, respectively. Subsequently, Legacy Romeo and BorgWarner agreed to contribute an additional $10.0 million in total to the Joint Venture which represented funding for 2021 capital needs. In January 2021, we invested $4.0 million in the JV, which represented our pro rata share of the agreed upon funding. During the nine months ended September 30, 2022, we recorded our share of the net loss of the JV as “Loss in equity method investments” in our condensed consolidated statements of operations and comprehensive (loss) income. For information on our transactions with the JV, see Note 15 - Transactions with Related Parties. On October 25, 2021, BorgWarner elected to exercise a right under the Joint Venture Operating Agreement, dated May 6, 2019 (the “Operating Agreement”), to put its 60% ownership stake in the JV to the Company. For further information on our acquisition of the BorgWarner’s ownership share in the JV, see Note 1.

Heritage Battery Recycling, LLC

On October 2, 2020, we entered into a Battery Recycling Agreement (the “Battery Recycling Arrangement”) with Heritage Battery Recycling, LLC (“HBR”), an affiliate of Heritage Environmental Services, Inc. (“HES”). Under the Battery Recycling Arrangement, HBR has agreed to design, build and operate a system for redeploying, recycling or disposing of lithium-ion batteries (the “System”) to be located at HES’s facility in Arizona. Immediately following the Business Combination on December 29, 2020, we contributed $35.0 million to HBR, a related party to an investor in Legacy Romeo and an investor of $25.0 million in the private placement of shares of Common Stock (the “PIPE Shares”) that were sold in connection with the Business Combination. While the arrangement is in effect, it establishes a strategic arrangement with HES for the collection of our battery packs for recycling, and it gives our customers priority at the recycling facility. We also have agreed to fund, in principal, up to $10.0 million for a pilot program that, if successful, could lead to the purchase of commercial vehicles containing Romeo batteries by HBR’s affiliate. The terms of the pilot program have not yet been finalized and reflected in an executed agreement.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of September 30, 2022, HBR had not yet begun construction of the battery recycling facility or begun operation of the System. Therefore, during the nine months ended September 30, 2022, there were no profits or losses from our equity method investment to be recognized in our condensed consolidated statement of operations and comprehensive loss.

During the nine months ended September 30, 2022, we recorded an impairment charge of $25.0 million resulting from a decline in value below the carrying amount of this equity method investment which we determined was other than temporary in nature. As of September 30, 2022, we had an equity method investment of $10.0 million.

6.	PUBLIC AND PRIVATE PLACEMENT WARRANTS

In February 2019, in connection with the RMG initial public offering (the “RMG IPO”), RMG issued 7,666,648 warrants (the “Public Warrants”) to purchase shares of Common Stock at $11.50 per share. Simultaneously with the consummation of the RMG IPO, RMG issued 4,600,000 warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Public and Private Placement Warrants”) to purchase shares of Common Stock at $11.50 per share, to RMG Sponsor, LLC (the “Sponsor”), certain funds and accounts managed by subsidiaries of BlackRock, Inc., and certain funds and accounts managed by Alta Fundamental Advisers LLC. On April 5, 2021, 7,223,683 Public Warrants were redeemed at the redemption price of $0.01 per Public Warrant. The Company paid Public Warrant holders a total of $72,237 in connection with the redemption.

The Public and Private Placement warrants are recorded as liabilities in our condensed consolidated balance sheets. As of each of September 30, 2022, we had 3,178,202 Private Placement Warrants and no Public Warrants outstanding.

7.	STOCK-BASED COMPENSATION

2020 Stock Plan

On December 29, 2020, our stockholders approved the Romeo Power, Inc. 2020 Long-Term Incentive Plan (the “2020 Plan”). The purpose of the 2020 Plan is to attract, retain, incentivize and reward top talent through stock ownership, to improve operating and financial performance and strengthen the mutuality of interest between eligible award recipients and stockholders.

The 2020 Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock awards, restricted stock unit awards (“RSU”s), stock appreciation rights, dividend equivalent rights, and performance-based stock unit awards (“PSU”s) (collectively, “stock awards”) and cash awards. Incentive stock options may be granted only to our employees, including officers, and the employees of our subsidiaries. All other stock awards and cash awards may be granted to our employees, officers, non-employee directors, and consultants and the employees and consultants of our subsidiaries and affiliates.

The aggregate number of shares of our Common Stock that may be issued pursuant to stock awards under the 2020 Plan will not exceed the sum of (x) 15,000,000 shares, plus (y) 11,290,900, the number of shares subject to outstanding awards under the 2016 Plan on the date of the Business Combination.

During nine months ended September 30, 2022, we issued RSUs and PSUs under the 2020 Plan, as described further in the section titled “Restricted Stock Units and Performance-related Stock Units” below. As of September 30, 2022, there were 9,273,442 shares remaining available for issuance under the 2020 Stock Plan.

On October 14, 2022, Nikola completed the acquisition of Romeo, at which each Romeo RSU and Romeo PSU that was outstanding and had not been settled immediately prior to the effective time under the applicable Romeo Plan was converted into and became an RSU or PSU that settles for shares of Nikola Common Stock, each as adjusted by the Exchange Ratio of 0.1186. Each outstanding option to purchase Romeo Common Stock was cancelled without consideration. See Note 17 Subsequent Events for further information.

Time-based Option awards

During the nine months ended September 30, 2022, we did not grant any stock options to employees and our employees exercised stock options totaling 4,396 shares for total proceeds of $7 thousand.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table summarizes our time-based stock option activity (dollars in thousands, except weighted average exercise prices):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding Options, December 31, 2021	3,410,387	$4.13	4.7	$2,496
Exercised	(4,396)	1.56		8
Forfeited	(162,838)	4.66		—
Expired	(323,868)	3.94		—

Outstanding Options, September 30, 2022	2,919,285	$4.12	1.54	$—

Exercisable and vested, September 30, 2022	2,916,052	$4.12	1.53	$—

Restricted Stock Units and Performance-related Stock Units

During nine months ended September 30, 2022, we granted 9,117,821 RSUs and PSUs to our employees and directors. The RSUs granted to our employees are generally eligible to vest over three years from the commencement date, subject to continued employment on each vesting date. Primarily, one third of these shares vest on the one-year anniversary of the vesting commencement date and the remaining shares vest equally over eight quarters thereafter. On June 30, 2022, our directors were granted an aggregate of 820,862. Our directors elected to defer settlement of such RSUs until the earlier of the separation of their service on the Board of Directors or a certain future date. The 820,862 RSUs were included in the outstanding RSUs as of September 30, 2022.

The PSUs vest after three years from the commencement date based on the achievement of the either certain predetermined performance goals or market goals, and are payable in cash or shares of our Common Stock, at our election. The market based goal is measured by the 100-trading-day average stock closing price at the end of the 2021 to 2023 performance period, and total stockholder’ return (“TSR”) of the Company relative to the TSRs of a selected public company peer group at the end of the 2022 to 2024 performance period. The performance-based goal is measured by the achievement of certain internal operations results for the first fiscal year of the respective three-year performance period commencing when the PSUs are granted. The performance-based measurements for the 2021 to 2023 performance period include backlog targets and percentage reductions in bill-of-material costs per Kilowatt-Hour for the fiscal year ended December 31, 2021. The performance-based measurements for the 2022 to 2024 performance period include revenue targets and percentage of first-pass manufacturing yield of certain battery modules we manufacture for the fiscal year ending December 31, 2022. The actual number of shares to be issued for the PSUs will be the higher of the market-based vesting percentage or the performance-based vesting percentage, subject to a market-based limitation, and can range from 0% to 200% of the target number of shares set at the time of grant. For the period ended on December 31, 2021, the market-based valuation exceeded the performance based results. Stock-based compensation expense for the PSUs is recognized on a straight-line basis over the service period based upon the value determined using the Monte Carlo valuation method for the market goal plus an incremental value, if any, determined by expected achievement of the performance-based goals. The Monte Carlo valuation method incorporates stock price correlation and other variables over the time horizons matching the performance periods. For the performance goals measured by revenue targets and percentage of first-pass manufacturing yield of certain battery modules, management will review and assess the achievement of the performance-based goals quarterly through the performance assessment period ending December 31, 2022.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The grant date fair value of the PSUs granted on February 18, 2022 and on July 26, 2022 derived from the Monte Carlo simulation was based, in part, on the following assumptions:

Fair Value Assumptions:
Grant date stock price	$2.05
Risk-free interest rate	1.67%
Simulation term (in years)	3.0
Expected volatility	63.1%
Dividend yield	0%
Grant date fair value per share	$3.27

The following table summarizes our RSU and PSU activity during the nine months ended September 30, 2022 (dollars in thousands, except weighted average fair values):

	Shares	Weighted Average Fair Value
Outstanding at December 31, 2021	3,824,397	$6.64
Granted	9,117,821	$2.08
Released	(414,262)	$7.37
Forfeited	(3,734,046)	$4.80

Outstanding at September 30, 2022	8,793,910 (1)	$2.66

(1)

Includes 820,862 shares of Common Stock subject to vested RSUs, the recipients of which elected to defer the settlement of such RSUs under our RSU deferral program for our board members who selected such deferral.

The fair value of all RSUs and PSUs granted during the nine months ended September 30, 2022 was $19.0 million.

Stock-based compensation expense

During the nine months ended September 30, 2022, we recognized a total of $5.5 million of SBC expense related to the vesting of stock options, RSUs and PSUs. The SBC expense for the nine months ended September 30, 2022 reflects a $2.7 million reversal of previously recognized SBC expense for unvested PSUs and RSUs forfeited due to terminations of employment.

The following table summarizes our SBC expense by line item in the condensed consolidated statements of operations and comprehensive loss (in thousands):

Cost of revenues	$756
Research and development	722	(2)
Selling, general, and administrative	3,987	(1)

Total	$5,465	(1), (2)

(1)	Amount includes $2.7 million of PSU and RSU forfeitures primarily related to two terminated executive officers.
(2)	Amount includes $1.4 million of PSU and RSU forfeitures primarily related to one terminated executive officer.

The following table summarizes our SBC expense by award type for the nine months ended September 30, 2022 (in thousands):

Options	$136
Restricted awards (RSUs and PSUs)	5,329	(1),(2)

Total	$5,465	(1),(2)

(1)	Amount includes $2.7 million of PSU and RSU forfeitures primarily related to two terminated executive officers.
(2)	Amount includes $1.4 million of PSU and RSU forfeitures primarily related to one terminated executive officer.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of September 30, 2022, the unrecognized SBC expense and the weighted average period over which this SBC expense is expected to be recognized is summarized as follows (dollar in thousands):

	September 30, 2022	Weighted Average Recognition Period
Options	$19	0.81
Restricted awards (RSUs and PSUs)	17,514	2.06

Total	$17,533

8.	INCOME TAXES

Our income tax provision consists of federal and state income taxes. The tax provisions for the nine months ended September 30, 2022 were computed by applying the Company’s estimated annual effective tax rates to the year-to-date pre-tax income for the nine months ended September 30, 2022 and adjusting for discrete tax items recorded in the period. The Company’s overall effective tax rate of zero percent is different than the federal statutory tax rate because the Company has established a full valuation allowance against its net deferred income tax assets. As of September 30, 2022, the Company continued to record a full valuation allowance against the deferred tax asset balance as realization was uncertain.

9.	INVESTMENTS

Available-for-sale debt investments

Over the course of June 2022, we sold all of our remaining available-for-sale debt investments. We had no available-for-sale debt investment holdings at September 30, 2022.

The following table presents the gross realized gains and gross realized losses related to available-for-sale debt investments for the nine months ended September 30, 2022 (in thousands):

Gross realized gains	$108
Gross realized losses	(1,378)

Gross realized loss, net	$(1,270)

10.	FAIR VALUE

Fair Value of Financial Instruments — The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and establishes the disclosure requirements regarding fair value measurements. Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level 1 Inputs—Unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

Level 2 Inputs—Inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Level 3 Inputs—Unobservable inputs reflecting our assessment of assumptions that market participants would use in pricing the asset or liability. We develop these inputs based on the best information available.

The Private Placement Warrants are measured at fair value on a recurring basis. The fair value of the Private Placement Warrants is established using Level 2 inputs and determined using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires inputs such as the fair value of our Common Stock, the risk-free interest rate, expected term, expected dividend yield and expected volatility. The fair value of our Common Stock is considered a Level 1 input as our Common Stock is freely traded on the NYSE. The risk-free interest rate assumption is determined by using the U.S. Treasury rates of the same period as the expected term of the Private Placement Warrants, which is 3.25 years. The dividend yield assumption is based on the dividends expected to be paid over the expected life of the warrant. Our volatility is derived from several publicly traded peer companies.

As of September 30, 2022, assets and liabilities measured at fair value on a recurring basis were as follows (in thousands):

	September 30, 2022
	Total	(Level 1)	(Level 2)	(Level 3)
Financial Liabilities:
Private Placement Warrants	$11	$—	$11	$—

Total	$11	$—	$11	$—

The key assumptions used to determine the fair value of the Private Placement Warrants as of September 30, 2022 using the Black-Scholes model were as follows:

Fair Value Assumptions
Risk-free interest rate	4.25%
Expected term (in years)	3.25
Expected volatility	73%
Dividend yield	—
Fair value of common stock	$0.40

Fair Value of Long-Lived Assets — As part of our non-financial assets, our long-lived assets are reported at their carrying values and are not subject to recurring fair value measurements. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and recognize an impairment loss to reduce the asset’s carrying value to its fair value in accordance with ASC 360, Property Plant and Equipment.

On September 30, 2022, we evaluated certain of our long-lived assets and recognized an impairment charge of $22.3 million on the accompanying condensed consolidated statement of operations and comprehensive loss for the nine months ended September 30, 2022. The fair value of the impaired long-lived assets were determined using the cost and market approach, using our best estimates of the amount and timing of future discounted cash flows, based on historical experience, market conditions, current trends and performance expectations (Level 3 inputs). The following table presents the carrying value of the long-lived assets we remeasured, the fair value of these assets as of September 30, 2022 on a non-recurring basis and the total impairment recorded in the nine months ended September 30, 2022 as a result of the remeasurement process (in thousands):

Long-lived Asset	Carrying Value	Fair Value	Impairment
Property, plant and equipment, net	$35,196	$12,896	$22,300

Equity Method Investments — Our equity method investments are reported at their carrying values and are not subject to recurring fair value measurements. We review our equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the loss of value may be other than temporary in nature pursuant to ASC 323, Investments - Equity Method and Joint Ventures.

The fair value of our equity method investment was estimated using a discounted cash flow model (a form of the income approach). The Company’s assumptions in estimating fair value utilize Level 3 inputs and include, but are not limited to, projected revenue, gross margins, EBITDA margins, the weighted average costs of capital, and terminal growth rates. We determined the fair value of our equity method investment was below the carrying value and had no expectation the fair value would recover in the short-term due to the current economic environment. As a result, management concluded the impairment was other-than-temporary at September 30, 2022. Based on the above valuation, we recognized an impairment charge of $25.0 million resulting from a decline in fair value below the carrying amount of our equity method investment, which we determined was other than temporary in nature.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

11.	ACCRUED EXPENSES

As of September 30, 2022, accrued expenses consisted of the following (in thousands):

Accrued professional service fees	$4,369
Accrued payroll expenses	2,482
Accrued inventory	3,811
Accrued warranty expenses	1,601
Other accrued expenses	1,049

Total accrued expenses	$13,312

12.	Short-Term Debt

On July 30, 2022, we entered into a merger agreement with Nikola (the “Merger Agreement”). Concurrently with the execution of the Merger Agreement, we (the “Borrower”) entered into a loan agreement (the “Loan Agreement”) with Nikola (the “Lender”). The Loan Agreement provides for a liquidity support in the form of the Facility in an aggregate principal amount of up to $30.0 million. The Facility also provides for certain incremental increases of up to $20.0 million, which may become available for drawing to cover the shortfall (if any) of actual increased liquidity of our Company, as compared to targeted increased liquidity of $20.0 million, for battery packs to be purchased by the Lender under an agreed to temporary and non-refundable price increase, and subject to certain terms and conditions set forth in the Loan Agreement. Loans under the Facility may be made until the earlier of (a) six months from the date of the execution and delivery of the Merger Agreement and the Loan Agreement and (b) the date of the termination of the Merger Agreement. All amounts outstanding under the Facility will be due upon the earlier of (a) the date that is the six-month anniversary of the termination of the Merger Agreement and (b) June 30, 2023, which is the six month anniversary of the End Date as defined in the Merger Agreement, subject to acceleration upon the occurrence of certain events set forth in the Facility Loan Agreement. Interest will be payable on borrowings under the Facility at daily SOFR plus 8.00%.

Romeo’s obligations under the Loan Agreement are secured by substantially all personal property assets of Romeo and Romeo Systems, subject to certain customary exclusions.

During the three months ended September 30, 2022, we borrowed $10.0 million under the Loan Agreement and recognized $0.1 million of interest for the short-term borrowings. As of September 30, 2022, we had $10.0 million of short-term borrowings outstanding under the Loan Agreement and $0.1 million of accrued interest related to the short-term borrowings.

On October 14, 2022, Nikola completed the acquisition of Romeo. See Note 17 - Subsequent Events for further information.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

13.	NET LOSS PER SHARE

The basic and diluted net loss per share is computed by dividing our net loss by the weighted average shares outstanding during the period. The calculation of basic and diluted net loss per share for the nine months ended September 30, 2022 is presented below (in thousands, except share and per share data):

Net loss	$(204,969)

Weighted average common shares outstanding – basic	160,643,218
Dilutive effect of potentially issuable shares	—

Weighted average common shares outstanding – diluted	160,643,218

Basic net loss per share	$(1.28)
Diluted net loss per share	$(1.28)

Potentially dilutive shares that were considered in the determination of diluted net loss per share include stock options and warrants to purchase our Common Stock as well as RSUs and PSUs. Antidilutive shares excluded from the calculation of diluted net loss per share were 15,651,341 for the nine months ended September 30, 2022. As the inclusion of common stock share equivalents in the calculation of diluted loss per share would be anti-dilutive for the nine months ended September 30, 2022, diluted net loss per share was the same as basic net loss per share.

14.	CONCENTRATION OF RISK

Customer Concentration and Accounts Receivable

We had certain customers whose revenue individually represented 10% or more of our total revenue, or whose accounts receivable balances individually represented 10% or more of our total accounts receivable. For the nine months ended September 30, 2022, we had one such major customer.

Revenues from the major customer as % of total revenue are presented in the following for the nine months ended September 30, 2022:

Major Customer 1 (1)	89%

(1)	Major customer 1 is Nikola, which acquired our Company on October 14, 2022. See Note 17 Subsequent Events for further information.

Accounts receivable from the major customer as % of total accounts receivable as of September 30, 2022 is presented in the following:

Major Customer 1 (1)	96%

(1)	Major customer 1 is Nikola, which acquired our Company on October 14, 2022. See Note 17 Subsequent Events for further information.

Supplier Concentration

We rely on third-party suppliers for the provision and development of many of the key components and materials used in our battery modules and packs, such as battery cells, electrical components, electromechanical components, mechanical components and enclosure materials. Some of the components used in our battery modules and packs are purchased by us from single sources. While we believe that we may be able to establish alternative supply relationships and can obtain or engineer replacement components for our single-sourced components, we may be unable to do so in the short term (or at all) at prices or

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

quality levels that are favorable to us, which could have a material adverse effect on our business, financial condition, operating results, and future prospects. Furthermore, in certain cases, the establishment of an alternative supply relationship could require us to visit a new supplier’s facilities in order to qualify the supplier and perform supplier quality audits, which process may be hampered depending on travel restrictions or facility closures due to the ongoing Covid-19 pandemic. During the nine months ended September 30, 2022, key single-sourced components and materials used in our battery modules and packs represented 39% of our total purchases during the period.

We are dependent on the continued supply of battery cells for our products, and we may require more cells to grow our business according to our plans. Currently, the overall supply of battery cells that we utilize in our manufacturing process has been constrained by high market demand when compared to available supply. We currently purchase our cylindrical battery cells from two Tier 1 cylindrical battery cell suppliers, whose cells are qualified for use in EV applications. To date, we have only fully qualified a very limited number of additional suppliers and have limited flexibility in changing battery cell suppliers, though we are actively engaged in activities to qualify additional battery cell suppliers for use in EV applications. During the nine months ended September 30, 2022, 31% of our total purchases for components of our products were for battery cells, of which 83% of the battery cell purchases were concentrated with two Tier 1 suppliers. We may purchase our battery cells either directly from the cell supplier or through a distributor.

15.	TRANSACTIONS WITH RELATED PARTIES

In the ordinary course of business, the Company enters into transactions with related parties to sell products and services. The following table presents the net revenues and cost of revenues associated with our related parties, which are included in our condensed consolidated statement of operations and comprehensive loss (in thousands):

Related party revenues - service revenues	$162

Total related party revenues	162

Costs associated with related party revenues - service revenues	138

Total costs associated with related party revenues	138

Gross profit associated with related party revenues	$24

Transactions with BorgWarner and the JV

In connection with Legacy Romeo’s investment in the JV formed on June 28, 2019 (Note 5), Legacy Romeo entered into a services agreement to provide various professional services to the JV. We have also sold certain products directly to a subsidiary of BorgWarner. On February 4, 2022, we acquired BorgWarner’s ownership share in the JV, which was subsequently dissolved on February 11, 2022. For further information on our acquisition of BorgWarner’s ownership share in the JV, see Note 1. Revenues earned for services rendered to the JV and products sold to BorgWarner were presented in the table above. Accounts receivable from BorgWarner JV was zero at September 30, 2022.

Transactions with Heritage Environmental Services and its related parties

On October 2, 2020, we entered into the Battery Recycling Arrangement with HBR, an affiliate of HES, a related party to an investor in Legacy Romeo and an investor of $25.0 million in the PIPE Shares. Immediately following the Business Combination on December 29, 2020, we contributed $35.0 million to HBR. See Note 5 for additional information relating to our contribution to HBR.

In connection with the Battery Recycling Arrangement, we also agreed to fund up to $10.0 million to purchase ten battery electric vehicle (“BEV”) trucks and the charging infrastructure for a one-year pilot program to determine the feasibility of transitioning HES’s or its affiliates’ fleet of trucks from diesel powered vehicles to BEVs. If such pilot program is successful, the parties would enter into an agreement for the procurement through us of at least 500 BEVs on terms acceptable to HBR, HES and us. The participants in the pilot program have been selected, and the parties have entered into agreements to support the pilot program. Development of batteries for the program is underway, and the pilot program is expected to start in the fourth quarter of 2022. During nine months ended September 30, 2022, we recorded $0.6 million selling, general and administrative expenses incurred for the pilot program.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Transactions with Michael Patterson and related parties

On April 15, 2021, Michael Patterson ended his employment with Romeo, resigned from all positions he used to hold in the Company, the Board of Directors and the BorgWarner JV board of directors, and we entered into a consulting agreement with him for services to be provided through the end of 2021. On May 5, 2021, we signed a non-binding Memorandum of Understanding with Crane Carrier Company (“CCC”) to explore the terms of a potential commercial relationship in which we would supply batteries to CCC for its electric refuse trucks. CCC was recently acquired by Battle Motors, a company founded by Michael Patterson, and Mr. Patterson is the Chief Executive Officer of both CCC and Battle Motors. As of September 30, 2022, there has been no business activity between the parties.

16.	COMMITMENTS AND CONTINGENCIES

Litigation

We are subject to certain claims and legal matters that arise in the normal course of business. Management does not expect any such claims and legal actions to have a material adverse effect on our financial position, results of operations or liquidity, except the following:

Chelico Litigation

A police officer was injured in connection with an automobile accident resulting from an allegedly intoxicated Legacy Romeo employee driving following his departure from a 2017 company holiday party that occurred after hours and not on our premises. We terminated the employee’s employment shortly after the incident occurred. This matter resulted in a personal injury lawsuit (Chelico et al. v. Romeo Systems, Inc., et al., Case # 18STCV04589, Los Angeles County), for which we are a named defendant. In July 2020, we settled this matter in principle and agreed to pay a settlement of $6.0 million. Correspondence that we believe constituted a legally enforceable agreement was exchanged on July 22, 2020. Our business and umbrella insurance carriers agreed to cover the cost of damages owed. As a result, we accrued $6.0 million as a legal settlement payable with a corresponding insurance receivable for $6.0 million as of September 30, 2022 and December 31, 2021. Because the plaintiff had not proceeded to finalize the settlement transaction due to a dispute with the City of Los Angeles related to the allocation of the global settlement payment between the plaintiff and the LAPD (unrelated to Romeo), we filed a claim for breach of contract against the plaintiff in Romeo Systems et al. v. Chelico, Case # 21STCV20701. The cases have been related and are pending in front of Hon. Mark Epstein. The trial of the settlement-related issues began on October 24, 2022, and closing arguments were held on November 18, 2002, with a final ruling currently pending before Judge Epstein. The personal injury claims will be tried, if necessary, in June 2023. Based upon information presently known to management, we are not currently able to estimate the outcome of this proceeding or a possible range of loss, if any, more than the $6.0 million settlement payable we agreed upon.

The $6.0 million of legal settlement payable and the related $6.0 million of insurance receivable were reported in the noncurrent liability section and noncurrent asset section, respectively, of our balance sheet as of September 30, 2022.

Wage and Hour Litigation

On October 29, 2020, John Alonzo, a former employee filed a putative wage and hour class action complaint in the Los Angeles Superior Court on behalf of all current and former non-exempt employees in California from October 2016 to present. Alonzo alleges that Romeo did not pay for all time worked, did not provide compliant meal and rest periods, did not reimburse necessary business expenses, and other derivative claims. The parties mediated on October 7, 2021, and reached a settlement shortly thereafter. The parties are finalizing a long-form settlement agreement, which will be submitted to the Court for its approval, a hearing on which is scheduled for December 5, 2022. The proposed settlement amount is not material to the Company’s condensed consolidated financial statements.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

On August 5, 2022, Charles Walker filed a wage and hour class action complaint against Romeo in the Los Angeles Superior Court. Walker claims to be a former employee of Romeo and seeks to represent a class of all non-exempt Romeo employees in California. However, Walker was at all times an employee of Randstad, a contract labor firm, and has never been an employee of Romeo. In addition, any historical claims related to non-exempt employees of Romeo should be covered by the wage and hour settlement in Alonzo v. Romeo Power. This has been communicated to plaintiff’s counsel who is waiting on publication of Alonzo settlement before determining how to proceed. The action is stayed until February 1, 2023. Based upon information presently known to management, we are not currently able to estimate the outcome of this proceeding or a possible range of loss, if any.

Cannon Complaint

On February 26, 2021, plaintiff Lady Benjamin PD Cannon f/k/a Ben Cannon filed a complaint (the “Cannon Complaint”) against Romeo and Michael Patterson (“Patterson”) in the Court of Chancery for the State of Delaware. The Cannon Complaint includes claims for declaratory relief (against Romeo and Patterson), non-compliance with Article 9 of the Delaware UCC (against Patterson), conversion (against Romeo and Patterson), and breach of contract (against Romeo). Generally, plaintiff alleges that the transfer to Patterson of a warrant for 1,000,000 shares of Romeo’s Common Stock, which plaintiff pledged as security for a loan, is invalid, that Patterson improperly accepted that warrant in satisfaction of the loan, and that she, not Patterson, holds the right to exercise that warrant and to purchase the equivalent of 1% of Romeo’s Common Stock. The relief sought by plaintiff includes declaratory relief, return of the warrant, specific performance on the warrant, money damages, cost of suit, and attorneys’ fees. On May 4, 2021, Romeo filed a motion to dismiss all claims against it under Delaware Chancery Rule 12(b)(6); on May 17, 2021, plaintiff filed a motion for partial summary judgment; and on June 16, 2021, Romeo and Patterson filed a joint Rule 56(f) motion for discovery.

On September 24, 2021, the Court granted Romeo’s motion to dismiss plaintiff’s claim for conversion against the Company, but otherwise denied Romeo’s motion. The Court also deferred a ruling on plaintiffs’ motion for partial summary judgment and Romeo and Patterson’s Rule 56(f) motion for discovery.

On October 8, 2021, the Court granted the parties’ stipulation pursuant to which plaintiff withdrew her motion for partial summary judgment without prejudice, the parties agreed that plaintiff would file a first amended complaint, and the parties agreed to a schedule for Romeo and Patterson to file Answers to that first amended complaint and a date by when the parties would complete certain discovery. Plaintiff filed her first amended complaint on October 18, 2021, removing her claim for conversion against Romeo and adding a claim against Romeo for alleged violation of 6 Del. C. § 8-404(a) on account of the same allegedly improper transfer of a warrant from plaintiff to Patterson. Romeo and Patterson filed Answers to that amended complaint on October 28, 2021 denying plaintiff’s claims.

After attempts to reach a negotiated resolution were unsuccessful, on March 10, 2022, Romeo filed a First Amended Answer and Counterclaim, in which Romeo asserted claims against plaintiff for fraud in the inducement, fraudulent concealment, and declaratory relief. On April 21, 2022, the Company filed a First Amended Answer and Affirmative Defenses and Amended Counterclaim against Plaintiff, alleging further facts and circumstances in support of the Company’s counterclaims. Plaintiff moved to dismiss the Company’s counterclaims on May 12, 2022; that motion is fully briefed and scheduled for hearing on December 12, 2022.

The parties have largely concluded the fact discovery phase of the litigation, including witness depositions. The case is proceeding according to a scheduling stipulation entered on August 25, 2022. No trial date has been set. We intend to defend ourselves vigorously against plaintiff’s claims. The outcome of any complex legal proceeding is inherently unpredictable and subject to significant uncertainties. Given the stage of the litigation and based upon information presently known to management, we are not currently able to estimate the outcome of this proceeding or a possible range of loss, if any.

Nichols and Toner Complaints

On April 16, 2021, plaintiff Travis Nichols filed a class action complaint against Romeo Power, Inc. (f/k/a RMG Acquisition Corp.), Lionel E. Selwood, Jr. and Lauren Webb (the “Officer Defendants”), and Robert S. Mancini, Philip Kassin, D. James Carpenter, Steven P. Buffone, W. Grant Gregory, W. Thaddeus Miller, and Craig Broderick (the “RMG Director Defendants”) in the United States District Court for the Southern District of New York (the “Court”), captioned Nichols v. Romeo Power Inc., No. 21-cv-3362-LGS (S.D.N.Y. 2021). On May 6, 2021, plaintiff Victor J. Toner filed a second class action complaint against the same defendants in the Southern District of New York, captioned Toner v. Romeo Power, Inc., No. 21-cv-4058 (S.D.N.Y.). The complaints generally allege violations of Section 10(b) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and SEC Rule 10b-5 promulgated thereunder. On July 15, 2021, the Court entered an order consolidating the Nichols and Toner actions under the caption In re Romeo Power Inc. Securities Litigation, No. 21-cv-3362-LGS (S.D.N.Y.), and appointing Mike Castleberg as lead plaintiff and Glancy Prongay & Murray LLP as lead counsel.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

On September 15, 2021, plaintiffs filed an Amended Class Action Complaint for Violations of the Federal Securities Laws (the “Amended Complaint”) against the same Defendants alleging violations of Sections 10(b), 14(a), and 20(a) of the Exchange Act and SEC Rules 10b-5 and 14a promulgated thereunder. The Amended Complaint alleges that Defendants made false and misleading statements regarding the status of Romeo’s battery cell supply chain and Romeo’s ability to meet customer demand, fulfill its revenue backlog, and achieve its revenue forecast for 2021.

Defendants filed a Motion to Dismiss the Amended Complaint on November 5, 2021. On June 2, 2022, the Court entered an order granting in part and denying in part the Motion. The Court dismissed all claims against the RMG Director Defendants, finding that they were (if anything) derivative claims and not adequately pled. But the Court denied the motion as to claims against Romeo, Selwood, and Webb and allowed the case to proceed with respect to at least one statement – whether Romeo had two or four suppliers at the time of the deSPAC. The Court expressly did not rule on any of the other statements at issue, including the forward-looking statements that comprise the bulk of the case. On June 16, 2022, , the remaining defendants filed a Motion for Reconsideration of the June 2, 2022 Order as it relates to certain of the remaining Section 10(b) claims and the court denied the motion. The matter is now in discovery. Defendants successfully negotiated a re-production of a portion of the documents produced in the SEC investigation, and produced these documents in September 2022. Defendants are also in the midst of conducting offensive discovery.

This litigation is at preliminary stages and the outcome of any complex legal proceeding is inherently unpredictable and subject to significant uncertainties. We intend to defend ourselves vigorously against these claims. Based upon information presently known to management, we are not currently able to estimate the outcome of this proceeding or a possible range of loss, if any.

Southern District of New York Derivative Matter

On July 27, 2022, Plaintiff Bach-Mai Fiori (“Plaintiff”) filed a Verified Shareholder Derivative Complaint (the “Complaint”) on behalf of Romeo Power, Inc. against Defendants Susan Brennan, Robert Mancini, Ronald Gottwald, Philip Kassin, Timothy Stuart, Lauren Webb, Lionel Selwood, Paul Williams, Brady Ericson, and Romeo as a nominal defendant only, in United States District Court for the Southern District of New York, captioned as Bach-Mai Fiori v. Brennan, No. 22-cv-06403 (S.D.N.Y.). The Complaint alleges that certain of Romeo’s current and former officers and directors made, authorized, and/or failed to prevent the making of the false and misleading statements that are at issue in the Southern District of New York Securities Litigation Matter. In addition to alleging the same violation of Section 10(b) of the Exchange Act and SEC Rule 10b-5 as in the Southern District of New York Securities Litigation Matter, the Plaintiff alleges breaches of fiduciary duty, aiding and abetting breaches of fiduciary duty (for permitting the practices that allowed these statements to be disseminated), unjust enrichment, and waste of corporate assets, all of which are premised on the alleged legal liability and costs that Romeo might incur in the Southern District of New York Securities Litigation Matter and other unspecified harms. On November 3, 2022, Plaintiff voluntarily dismissed the Complaint, and the Court approved the dismissal of this matter without further notice or proceedings on November 4, 2022.

Litigation relating to the offer or the merger

In connection with the merger agreement and the transactions contemplated thereby, as of September 23, 2022, six purported class action lawsuits have been filed. On September 1, 2022, a purported stockholder of Romeo filed a lawsuit against Romeo and members of its Board of Directors in the United States District Court for the Central District of California, captioned Rushing v. Romeo Power, Inc., No. 8:22-cv-01641. On September 2, 2022, a stockholder of Romeo filed a lawsuit in the United States District Court for the Central District of California, captioned Cataldi v. Romeo Power, Inc., et al., No. 8:22-cv-01642. On September 8, 2022, a purported stockholder of Romeo filed a lawsuit in the United States District Court for the Southern District of New York, captioned Wilhelm v. Romeo Power, Inc., No. 1:22-cv-07662. On September 8, 2022, a purported stockholder of Romeo filed a lawsuit in the United States District Court for the District of Delaware, captioned Wheeler v. Romeo Power, Inc., No. 1:22-cv-01182. On September 9, 2022, a purported stockholder of Romeo filed a lawsuit, in the United States District Court for the Southern District of New York, captioned Ryan v. Romeo Power, Inc., et al., No. 1:22-cv-07734. On September 13, 2022, a purported stockholder of Romeo filed a lawsuit in the United States District Court for the Central District of California, captioned Grinberger v. Romeo Power, Inc., et al., No. 8:22-cv-01678. The Rushing, Cataldi, Wilhelm, Wheeler, and Grinberger complaints have all been voluntarily dismissed, and only the Ryan complaint is pending.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The lawsuits alleged that Romeo and its Board of Directors made materially incomplete and misleading statements in its Solicitation/Recommendation Statement on Schedule 14D-9 regarding the Offer. Specifically the lawsuits allege that Romeo and its Board of Directors violated Sections 14(d)(4), 14(e) and 20(a) of the Exchange Act, as amended, and Rule 14d-9 promulgated under the Exchange Act, and asserts claims challenging the adequacy of the disclosures regarding the sales process leading up to the proposed transaction, Romeo’s and Nikola’s financial projections, the interests of Romeo’s senior management and Board of Directors, and Morgan Stanley’s financial analysis.

The lawsuits sought, among other things, injunctive relief to enjoin the Offer, rescission and rescissory damages should the Offer be consummated, an injunction directing the Board of Directors to comply with the Exchange Act, and an award of attorney’s and expert fees and expenses.

As of September 30, 2022, Romeo had also received five stockholder demand letters, which generally seek that certain allegedly omitted information in the Schedule 14D-9 be disclosed, and one books and records demand letter, which generally seeks information in connection with a purported stockholder’s investigation of, among other things, (i) the events leading to the execution of the merger agreement, (ii) the independence and disinterestedness of certain members of Romeo’s board of directors and management, and (iii) whether wrongdoing, mismanagement, and/or material non-disclosure has taken place.

This litigation is at preliminary stages and the outcome of any complex legal proceeding is inherently unpredictable and subject to significant uncertainties. We intend to defend ourselves vigorously against these claims. Based upon information presently known to management, we are not currently able to estimate the outcome of this proceeding or a possible range of loss, if any.

Lion Electric matter

On October 26, 2022, Lion Electric filed a Request for Arbitration before the International Chamber of Commerce (ICC) for the commencement of an arbitration against Romeo Systems, Inc. pursuant to the dispute resolution provisions of the Purchase Agreement dated November 2, 2020. The Request for Arbitration alleges that Romeo Systems, Inc. has breached various provisions of the Purchase Agreement related to, among other things, failure to accept purchase orders and sell battery packs at established prices and failure to provide timely notice of deficiencies in Lion’s battery specifications. Romeo denies the allegations and intends to vigorously defend itself in the matter. Romeo’s response to Lion’s Request for Arbitration is due December 8, 2022. Based upon information presently known to management, we are not currently able to estimate the outcome of this proceeding or a possible range of loss, if any.

Supply Agreement

We have a long-term supply agreement, which was amended in June 2022 (the “Supply Agreement”), for the purchase of lithium-ion battery cells with a Tier 1 battery cell and materials manufacturer (“Supplier”). Under the Supply Agreement, Supplier is committed to supplying cells to us, at escalating annual minimums, through June 30, 2028. Supplier’s minimum total supply commitment to us, and our minimum purchase obligation, is for 8 GWh, and Supplier has agreed to use its best effort to allocate additional cells to us through 2023.

To facilitate Supplier’s supply of cells, we paid Supplier a deposit of $1.5 million in 2021 (the “Deposit”). As of September 30, 2022, the balance of the Deposit was zero. The decrease in the Deposit reflects credits received as cells were purchased in the nine months ended September 30, 2022 and an updated view of the number of cells to be purchased for the remainder of 2022 relative to the minimum volume commitment.

In addition, we paid a prepayment of $64.7 million (the “Prepayment”) in 2021, which will be applied as an advance for the cells to be purchased from July 1, 2023 through June 30, 2028.

If the Company breaches its minimum volume commitment during any applicable year or portion thereof, Supplier is entitled to retain, as liquidated damages, the remaining balance of the Deposit or Prepayment for that year, as applicable. If Supplier materially breaches its minimum volume commitment during any applicable year or portion thereof, or in the event of a force majeure, Supplier will be required to return the remaining balance of the Deposit or Prepayment for that year, as applicable.

ROMEO POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Unconditional Contractual Obligations

An unconditional contractual obligation is defined as an agreement to purchase goods or services that is enforceable and legally binding (non-cancelable, or cancellable only in certain circumstances). As of September 30, 2022, we estimate our total unconditional contractual commitments, including inventory purchases, lease minimum payments and other contractual commitments, are $6.0 million for the three months ending December 31 2022, $37.8 million for the year ending December 31 2023, $197.2 million for the year ending December 31 2024, $195.7 million for the year ending December 31 2025, $193.3 million for the year ending December 31 2026 and $354.9 million thereafter. However, the amount of our purchase commitments subsequent to September 30, 2022 is not fully fixed and is subject to change based on changes in certain raw materials indexes as well the quantities of purchases we actually make. Amounts exclude a $6.0 million legal settlement payable related to an employee liability matter, for which our business and umbrella insurance carriers have agreed to cover the cost of damages owed, and we have recorded a $6.0 million insurance receivable to reflect that commitment.

17.	SUBSEQUENT EVENTS

On October 14, 2022, Nikola completed the previously announced acquisition of Romeo pursuant to the Merger Agreement, dated as of July 30, 2022, between Nikola, Romeo and Purchaser. Pursuant to the terms of the Merger Agreement, the Purchaser merged with and into Romeo (the “Merger”), with Romeo continuing as the surviving corporation and a wholly owned subsidiary of Nikola. In the Merger, each share of Romeo Common Stock that was issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than any shares that were excluded pursuant to the terms of the Merger Agreement) was converted at the Effective Time into the right to receive 0.1186 of a share of Nikola common stock, rounded down to the nearest whole number of shares of Nikola common stock. Each Romeo restricted stock unit (“RSU”) and Romeo performance-related stock unit (“PSU”) that was outstanding and not settled immediately prior to the effective time was converted into and became an RSU or PSU, as applicable, which will settle for shares of Nikola common stock, determined by multiplying the number of shares of Romeo Common Stock that were subject to such Romeo RSU or Romeo PSU, as in effect immediately prior to the effective time, by 0.1186, rounded down to the nearest whole number of shares of Nikola common stock. Each Romeo warrant exercisable for Romeo Common Stock was assumed by Nikola and converted into a corresponding warrant denominated in shares of Nikola common stock (with the number of warrants determined by multiplying the number of shares of Romeo common stock subject to such Romeo warrant by 0.1186 rounded down to the nearest whole number of shares of Nikola common stock, and the per share exercise price for the Nikola common stock issuable upon exercise for each warrant assumed by Nikola determined by dividing the per share exercise price of Romeo Common Stock subject to such warrant by 0.1186).

Following the Merger, all shares of Romeo Common Stock ceased trading after the closing of the New York Stock Exchange (“NYSE”) on October 14, 2022 and was delisted from NYSE and deregistered on October 17, 2022 under the Securities and Exchange Act of 1934, as amended.

We evaluated events that occurred subsequent to September 30, 2022 through November 28, 2022, the date the accompanying condensed consolidated financial statements were available to be issued.